ARTICLES OF INCORPORATION
OF
INTERIM, INC.
          The undersigned, being an individual, does hereby act as incorporator in adopting the following Articles of Incorporation for the purpose of organizing a corporation for profit, pursuant to the provisions of the North Carolina Business Corporation Act.
          FIRST: The corporate name for the corporation (hereinafter called the “corporation”) is INTERIM, INC.
          SECOND: The number of shares which the corporation is authorized to issue is one hundred, all of which are without par value and are of the same class and are to be Common shares.
          THIRD: The street address of the initial registered office of the corporation in the State of North Carolina is 327 Hillsborough Street, Raleigh, North Carolina 27603. The county in which the said registered office is located is the County of Wake.
          The name of the initial registered agent of the corporation at the said registered office is Corporation Service Company.
          FOURTH: The name and the address of the incorporator are:

NAME	ADDRESS
Delia Taliento	375 Hudson Street, 11th Floor New York, New York 10014
          FIFTH: The purposes for which the corporation is organized, which shall include the authority of the corporation to engage in any lawful business, are as follows:
     To carry on a general mercantile, industrial, investing, and trading business in all its branches; to devise, invent, manufacture, fabricate, assemble, install, service, maintain, alter, buy, sell, import, export, license as licensor or licensee, lease as lessor or lessee, distribute, job, enter into, negotiate, execute, acquire, and assign contracts in respect of, acquire, receive, grant, and assign licensing arrangements, options, franchises, and other rights in respect of, and generally deal in and with, at wholesale and retail, as principal, and as sales, business, special, or general agent, representative, broker, factor, merchant, distributor, jobber, advisor, and in any other lawful capacity, goods, wares, merchandise, commodities, and unimproved, improved, finished, processed, and other real, personal, and mixed property of any and all kinds, together with the components, resultants, and by-products thereof; to acquire by purchase or otherwise own, hold, lease, mortgage, sell, or otherwise dispose of, erect, construct, make, alter, enlarge, improve, and to aid or subscribe toward the construction, acquisition, or improvement of any factories, shops, storehouses, buildings, and commercial and retail establishments of every character, including all equipment, fixtures, machinery, implements, and supplies necessary, or incidental to, or connected with, any of the purposes or business of the corporation; and generally to perform any and all acts connected therewith or arising therefrom or incidental thereto, and all acts proper or necessary for the purpose of the business.
     To engage generally in the real estate business as principal, agent, broker, and in any lawful capacity, and generally to take, lease, purchase, or otherwise acquire, and to own, use, hold, sell, convey, exchange, lease, mortgage, work, clear, improve, develop, divide, and otherwise handle, manage, operate, deal in, and dispose of real estate, real property, lands, multiple-dwelling structures, houses, buildings, and other works and any interest or right therein; to take, lease, purchase, or otherwise acquire, and to own, use, bold, sell, convey, exchange, hire, lease, pledge, mortgage, and otherwise handle, and deal in and dispose of, as principal, agent, broker, and in any lawful capacity, such personal property, chattels, chattels real, rights, easements, privileges, chores in action, notes, bonds, mortgages, and securities as may lawfully be acquired, held, or disposed of; and to acquire, purchase, sell, assign, transfer, dispose of, and generally deal in and with, as principal, agent, broker, and in any lawful capacity, mortgages and other interests in real, personal, and mixed properties; to carry on a general construction, contracting, building, and realty management business as principal, agent, representative, contractor, subcontractor, and in any other lawful capacity.
     To apply for, register, obtain, purchase, lease, take licenses in respect of, or otherwise acquire, and to hold, own, use, operate, develop, enjoy, turn to account, grant licenses and immunities in respect of, manufacture under and to introduce, sell, assign, mortgage, pledge, or otherwise dispose of, and, in any manner deal with and contract with reference to:
     (a) inventions, devices, formulae, processes, and any improvements and modifications thereof;
     (b) letters patent, patent rights, patented processes, copyrights, designs, and similar rights, trade-math, trade symbols, and other indications of origin and ownership granted by or recognized under the laws of the United States of America or of any state or subdivision thereof, or of any foreign country or subdivision thereof, and alt rights connected therewith or appertaining thereunto;
     (c) franchises, licenses, grants, and concessions.

     To have all of the general powers granted to corporations organized ender the North Carolina Business Corporation Act, whether granted by specific statutory authority or by construction of law.
          SIXTH: Each share of the corporation shall entitle the holder thereof to a preemptive right, for a period of thirty days, to subscribe for, purchase, or otherwise acquire any shares of the same class of the corporation or any equity and/or voting shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of the same class of the corporation or of equity and/or voting shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase, or otherwise acquire unissued shares of the same class of the corporation or equity and/or voting shares of any class of the corporation, whether now or hereafter authorized or created, and whether the proposed issue, reissue, or grant is for cash, property, or any other lawful consideration; and after the expiation of said thirty days, any and all of such shares, rights, options, bonds, securities, or obligations of the corporation may be issued, reissued, or granted by the Board of Directors, as the case may be, to such individuals and entities, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine. As used herein, the terms “equity shares” and “voting shares’ shall mean, respectively, shares which confer unlimited dividend rights and shares which confer unlimited voting rights in the election of one or more directors.
          SEVENTH: The corporation shall, to the fullest meat permitted by the provisions of the North Carolina Business Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.
          EIGHTH: The personal liability of the directors of the capitation is hereby eliminated to the fullest extent permitted by the provisions of the North Carolina Business Corporation Act, as the same may be amended and supplemented.
          NINTH: The duration of the corporation shall be perpetual.
Signed on May 7, 1996.

/s/ Delia Taliento

Delia Taliento, Incorporator

State of North Carolina
Department of the Secretary of State
ARTICLES OF AMENDMENT
BUSINESS CORPORATION
Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation:
1.	The name of the corporation is: Interim, Inc.

2.	The text of each amendment adopted is as follows (State below or attach):
     Section FIRST of the Articles of Incorporation shall be amended so that it reads in its entirety as follows: “FIRST: The corporate name for the corporation (hereinafter called the “corporation”) is GMB, Inc.”
3.	If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows:

4.	The date of adoption of each amendment was as follows: June 6, 1996

5.	(Check either a, b, c, or d, whichever is applicable)

a.	☐	The amendment(s) was (were) duly adopted by the incorporators prior to the issuance of shares.

b.	☐	The amendment(s) was (were) duly adopted by the board of directors prior to the issuance of shares.

c.	☐
The amendment(s) was (were) duly adopted by the board of directors without shareholder action as shareholder action was not required because (set forth a brief explanation of why shareholder action was not required)

d.	☑	The amendment(s) was (were) approved by shareholder action, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

ARTICLES OF AMENDMENT

6.	These articles will be effective upon filing, unless a delayed time and date is specified:

This the 6th day of June 1996

Interim, Inc.

Name of Corporation

/s/ Anthony N. Cipicchio

Signature

Type or Print Name and Title
Anthony N. Cipicchio,
Secretary